                                                                    Exhibit 10.1

                           The Strouse, Adler Company
                                78 Olive Street
                              New Haven, CT 06511

                               September 17, 1997
PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
56 Harrison Street
Suite 402
New Rochelle, NY 10801

Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
Sandside
Port Maria, Jamaica

Ladies and Gentlemen:

     Reference is hereby made to the agreements (collectively, the "Agreements") described on Exhibit A attached hereto each dated as of December 22, 1994 by,
             ---------
between and among The Strouse, Adler Company ("Strouse, Adler"), PBS Enterprises Ltd. ("PBS"), Peter Blair Shalleck ("Peter"), Sandy Shalleck ("Sandy"), Davedan Properties Ltd. ("Davedan") and Maggie Manufacturing Company Ltd. ("Maggie I"), pursuant to which PBS has agreed, among other things, to provide certain manufacturing services to Strouse, Adler, and Strouse, Adler has acquired an option to purchase certain assets owned by PBS and Maggie I and real property owned by Davedan. Capitalized terms which are used but not otherwise defined herein and which are defined in the Agreements shall have the respective meanings herein as are given to such terms in the Agreements.

     This letter agreement ("Letter Agreement") will confirm the following:

     A. Strouse, Adler understands that Peter and Sandy are in the process of forming a Jamaican limited liability company named Maggie Manufacturing Co. 1997 Ltd. ("Maggie II") with the intent that Maggie II will take over the operations of Maggie I. Strouse, Adler further understands that Peter, Sandy and Anselmo Rodriguez will be the sole shareholders of Maggie II and that Peter and Sandy will be the sole directors of Maggie II. Strouse, Adler also understands that upon the formation of Maggie II, Maggie I will assign and transfer to Maggie II all of Maggie I's rights under each of the Agreements to which Maggie I is a party and that Maggie II will assume and agree to pay, perform or discharge all liabilities and obligations of Maggie I under each of the Agreements to which Maggie I is a party (the "Assignment and Assumption"). Strouse, Adler hereby consents to such Assignment and Assumption.

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 2

     B. Peter and Sandy hereby covenant and agree that immediately upon the formation of Maggie II, they shall cause Maggie II to execute this Letter Agreement and shall undertake diligently to consummate the Assignment and Assumption. The parties hereto acknowledge and agree that if, for whatever reason, Maggie II does not execute this Letter Agreement, then (i) Maggie I shall remain solely liable for all existing and future liabilities and obligations under the Agreements to which Maggie I is a party and (ii) the provisions of this Letter Agreement shall nonetheless be effective against Peter, Sandy, Strouse, Adler, PBS, Davedan and Maggie I. The parties further agree that upon the execution of this Letter Agreement by Maggie II and the consummation of the Assignment and Assumption, Maggie I and Maggie II shall be jointly and severally liable for all existing or future liabilities and obligations under each of the Agreements to which Maggie I is a party and that Maggie I shall not be released from any existing or future obligations or liabilities under any of the Agreements to which Maggie I is a party. Peter and Sandy specifically acknowledge and confirm that upon the execution of this Letter Agreement by Maggie II, the provisions of the Specific Performance Agreement shall be enforceable against each of them in their respective capacities as shareholders and directors of both Maggie I and Maggie II. The parties also specifically acknowledge and confirm that upon the execution of this Letter Agreement by Maggie II, the Restrictive Covenant shall be enforceable against both Maggie I and Maggie II. The parties further agree that any usage of the capitalized term "Maggie" made in any of the Agreements and this Letter Agreement shall for all purposes of the Agreements and this Letter Agreement be deemed to refer collectively to Maggie I and Maggie II.

     C. The parties hereto acknowledge that, in connection with the Assignment and Assumption and as a result of the termination of the employees of Maggie I (the "Employees") by Maggie I and the re-hiring thereof by Maggie II, severance, redundancy and other payment obligations may be triggered respecting the Employees (the "Severance Obligations"). Maggie hereby agrees to take any and all actions reasonably necessary to avoid the triggering of the Severance Obligations, including, without limitation, the giving of appropriate "notice in lieu of severance" to each of the Employees. The parties agree that, notwithstanding the foregoing or anything to the contrary contained in the Agreements, Maggie shall be solely responsible for the payment of any Severance Obligations and Strouse, Adler shall in no event be liable for payment to the Employees or reimbursement to Maggie of the Severance Obligations.

     D. The parties acknowledge that Maggie I has been receiving a monthly subsidy from the Jamaican government in the amount of approximately $2700 U.S. per month since January, 1997 and may in the future receive such monthly subsidy payments and other payments, subsidies, allowances or credits from the Jamaican government or any subdivision or agency

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 3

thereof (collectively, the "Subsidy Payments"). The parties further acknowledge that the Subsidy Payments have reduced and may in the future reduce Maggie's Actual Operating Costs funded by Strouse, Adler under the Exclusive Subcontracting Agreement. The parties hereto hereby agree that Maggie shall use all previously received or future Subsidy Payments to reduce Actual Operating Costs funded by Strouse, Adler under the Exclusive Subcontracting Agreement. The parties further agree that Strouse, Adler may offset against any future quarterly payments of the Annual Amount for 1997 or 1998 the amount of any such Subsidy Payments which are not so used by Maggie to reduce Actual Operating Costs.

     E. The parties hereto have agreed to amend the Agreements effective as of the date hereof as follows:

          1. The term of the ESA Agreement shall be extended for a period of twelve (12) months. Accordingly, Article VI, Paragraph A of the ESA Agreement shall be amended and restated as follows: "Term. The term of this
                                                          ----
     Agreement shall commence on January 2, 1995 (the "Effective Date") and shall continue until January 1, 1999 or such earlier date upon which it is terminated pursuant to this Article VI or pursuant to the Option Agreement."

          2. The Annual Amount for purposes of the ESA Agreement and the Option Agreement for the calendar year 1998 shall be designated as $265,000. Accordingly, the definition of "Annual Amount" contained in
     Article I of the ESA Agreement shall be amended and restated as follows:```Annual Amount' means (i) for 1995, $325,000, less any sums paid
                -------------
     to PBS upon the execution hereof; (ii) for 1996, $350,000, (iii) for 1997, $375,000; and (iv) for 1998, $265,000."

          3. The cross reference to Section IV.B contained in Article III (e) of the ESA Agreement shall be substituted with the proper reference to
     Section IV.C. Accordingly, the second sentence of Article III (e) of the ESA Agreement shall be amended and restated as follows: "The attendance by Mr. Shalleck at periodic meetings pursuant to Section IV.C shall be excluded for purposes of the foregoing sentence and PBS shall not be entitled to reimbursement of Mr. Shalleck's travel and telephone expenses in respect of his attendance at such periodic meetings."

          4. The parties agree that the concept of Projected Operating Costs shall not apply to reduce the Annual Amount otherwise due and payable under the ESA Agreement for the calendar year 1998. Accordingly, the second sentence of Article III (d) of the ESA

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 4

     Agreement shall be amended and restated as follows: "The Annual Amount due and payable hereunder for any year through the period ending December 31, 1997, but not including the year commencing on January 1, 1998, shall be reduced by the amount, if any, by which the Actual Operating Costs, calculated as of December 31, for such year exceed Projected Operating Costs for such year." In addition, the parties agree that solely for purposes of the calendar year 1998, the definition of Actual Operating Costs under the ESA Agreement shall be as defined on a new Schedule B to be
                                                                ----------
     attached to the ESA Agreement. Accordingly, Article III (c) of the ESA Agreement shall be amended and restated to read: "(c) fund all Actual Operating Costs incurred during 1995, 1996 or 1997 in accordance with Schedule A, and fund all Actual Operating Costs incurred during 1998 in
     ----------
     accordance with Schedule B." In addition, a new Schedule B shall be
                     ----------                      ----------
     attached to the ESA Agreement, which Schedule B shall read as follows:
                                          ----------

                                   "SCHEDULE B
                                    ----------

          A.  Actual Operating Costs. For purposes of this Agreement, "Actual
              ----------------------
          Operating Costs" means all costs or expenses reasonably and actually incurred by Maggie in the conduct of the Business during 1998 or by Strouse, Adler in connection with Maggie's operations during 1998, including, without limitation, costs or expenses related to the day-to-day upkeep, normal maintenance, insurance and taxes for the Site, but excluding extraordinary repairs or replacement to the walls or structural components of the improvements on the Site, plus any and all costs and expenses, including any employment bonuses, paid by Strouse, Adler to or on behalf of the Operations Manager in connection with his employment.

          B.  Exclusions from Actual Operating Costs. Actual Operating Costs
              --------------------------------------
          shall not include any of the following:

          (a) any Business Expansion Costs (such costs being the direct responsibility of Strouse, Adler pursuant to Section IV.E.); or

          (b) any non-cash expenses such as depreciation or amortization; or
          (c) any prior period costs or expenses or other charges between PBS, Maggie and Davedan not related to the current operation of the Business during 1998; or

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 5

          (d) any management charges or other intercompany charges, including, without limitation, amounts due to PBS in respect of any equipment leases or due to Davedan respecting the Lease; or

          (e) any costs or expenses which are or would be subject to indemnification by PBS pursuant to the Option Agreement; or

          (f) any cost or expense related to any services provided to Maggie by Mr. Shalleck or Sandy Shalleck (but such services may be reimbursable under Section III(e)); or

          (g) any income or similar taxes of Maggie, Davedan or PBS; or

          (h) an amount equal to 50% of any payments made to Maggie's employees in respect of severance, redundancy or other obligations upon termination of such employees (the other 50% being paid by Maggie or PBS but not being subject to reimbursement as an Actual Operating Expense); or

          (i) any amounts paid to repair, rebuild or restore the Assets or the Property in the event of any Business Interruption, including the deductible under any policy of insurance (but the proceeds of such policy of insurance to be made available to PBS under Section 9.5 of the Option Agreement); or

          (j) any cost or expense related to the negotiation or preparation of the Option Agreement or the Related Agreements or any amendments thereto, or the consummation of any of the transactions contemplated thereby; or

          (k) any import duties of Maggie, Davedan or PBS on raw materials, supplies or machinery.

          C.  Funding Procedure.  Strouse, Adler and Maggie shall work together
              -----------------
          to establish and implement mutually acceptable mechanisms and procedures for the funding of Actual Operating Costs and Business Expansion Costs (if any)."

          5. In lieu of applying the Projected Operating Costs concept in 1998, the parties agree to apply a "Cost Savings" concept for such year. Accordingly, a new bonus

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 6

     provision shall be added to the end of Article III of the ESA Agreement to read as follows:

          "PBS shall be entitled to receive a bonus ("Bonus") for the calendar year 1998 if Maggie's actual cost per minute of production for such calendar year is less than $0.12. The Bonus shall be based on a calculation of Cost Savings, determined in accordance with the following formula:

          Cost Savings = 1998 Minutes of Production x $0.12 - 1998 Production Costs

          PBS shall be entitled to receive as the Bonus the first $35,000 of any Cost Savings and fifty percent (50%) of any amount of the Cost Savings in excess of $35,000. If Strouse, Adler closes on the purchase of the Assets and the Property following its exercise of the Option pursuant to the Option Agreement prior to December 31, 1998, then the initial $35,000 available to PBS shall be prorated based on the actual number of weeks of production completed by Maggie in 1998. The Costs Savings shall be calculated and the Bonus, if any, shall be paid, no later than April 1, 1999. For purposes hereof,

               `1998 Minutes of Production' shall mean the sum of the products obtained by multiplying the dozens of each style of product shipped from Maggie to Strouse, Adler during the calendar year 1998 times the corresponding minutes per dozen for each style of
                    -----
               product indicated on the attached Exhibit B; provided, however,
                                                 ---------
               that the minutes per dozen for any style of product not indicated on Exhibit B shall be determined by using the "General Sewing
                  ---------
               Data" methodology (GSD). Prior to production, Strouse, Adler will notify PBS of the minutes per dozen computed using the GSD methodology for any style of product not indicated on Exhibit B.
                                                                     ---------

               `1998 Production Costs' shall mean all costs or expenses reasonably and actually incurred or accrued by Maggie in the conduct of the business or by Strouse, Adler in connection with Maggie's operations during 1998, including without limitation or duplication, Actual Operating Costs for 1998 (as such term has been amended for purposes of 1998), the Annual Amount, and amounts paid by Strouse, Adler for insurance, supplies, machine parts and other goods and services related to the continuing

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 7

               operations of Maggie less the Adjustment Amount (as such term is
                                    ----
               defined below).

               `Adjustment Amount' shall mean the product of (x) the Minutes Shortfall and (y) $.069 but in no event shall the Adjustment
                         ---
               Amount exceed $48,870. For purposes of the Adjustment Amount, the `Minutes Shortfall' shall mean the number of minutes of Maggie's production down time during regular business hours during 1998 resulting solely from Strouse, Adler's failure (other than due to any event beyond Strouse, Adler's reasonable control, including, without limitation, any act of God or action of government, strike or employee insurrection, force of nature, accident, fire, flood or other natural disaster) to ship products to Maggie on a timely basis, but in no event to exceed the positive remainder of 7,082,900 less the 1998 Minutes of Production."

          6. The Purchase Price for the Assets and the Property upon exercise of the Option under the Option Agreement shall be increased from $700,000 to $784,000. Accordingly, Section 3.1 of the Option Agreement shall be amended and restated as follows: "3.1 Purchase Price. The purchase price
                                           --------------
     for the Assets and the Property upon exercise of the Option (the `Purchase Price') shall be $784,000 plus the amount of the Remaining Subcontracting
                               ----
     Payment, if any, calculated as of the Closing Date."

          7. The Expiration Date for purposes of the Option Agreement shall be extended to May 1, 1998 or shall be the date four (4) months after receipt of notice by Strouse, Adler from PBS of PBS' termination of the ESA Agreement or Option Agreement, if such notice is received in 1997, or four
     (4) months after receipt of notice by Strouse, Adler from PBS of PBS' termination of the ESA Agreement or Option Agreement, if such notice is received in 1998. Accordingly, the definition of "Expiration Date" contained in Article I of the Option Agreement shall be amended and restated as follows:```Expiration Date' means May 1, 1998, except that, in
                            ---------------
     the event that PBS notifies Strouse, Adler of its termination of the Exclusive Subcontracting Agreement pursuant to Article VI.D thereof or of this Agreement, the Expiration Date means (a) if such notice is received in 1995, the date six (6) months after receipt of such notice; and (b) if such notice is received in 1996, 1997 or 1998, the date four (4) months after receipt of such notice; provided, however, that, in any and all events, the
                             --------  -------
     Expiration Date shall not be later than May 1, 1998."

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 8

          8. The latest Closing Date for purposes of consummating the purchase and sale of the Assets and Property upon exercise of the Option under the Option Agreement shall be extended twelve (12) months. Accordingly, Section
     4.1 of the Option Agreement shall be amended and restated as follows:
     "Closing. The closing of the sale and purchase of the Assets and the Property (the `Closing') shall take place at the offices of Brenner,
                    -------
     Saltzman & Wallman, 270 Whitney Avenue, New Haven, Connecticut 06511, or such other place as the parties may agree, on the closing date set forth in the notice of exercise of the Option given by Strouse, Adler pursuant to
     Section 2.3 (the `Closing Date'); provided, however, that such Closing Date
                                       --------  -------
     shall not be later than January 15, 1999."

          9. The date prior to which PBS shall have a right to terminate the Option Agreement upon twelve (12) months written notice shall be extended twelve (12) months to January 16, 1998. Accordingly, Section 12.4 of the Option Agreement shall be amended and restated as follows: "At any time after July 1, 1995 and prior to January 16, 1998, and provided that Strouse, Adler has not previously exercised the Option and further provided that no loss or taking has occurred under Section 9.5, PBS may terminate this Agreement at its option upon not less than twelve (12) months written notice to Strouse, Adler. In the event of any termination of this Agreement by PBS, subject to Strouse, Adler's right to exercise the Option until the Expiration Date, all of the obligations of Strouse, Adler and the PBS Parties hereunder and under any Related Agreement shall terminate."

     F. All other terms and provisions of the ESA Agreement and the Option Agreement shall remain in full force and effect.

     G. Maggie and Davedan each hereby represent and warrant that the term of the Lease expires no sooner than January 1, 1999. Maggie and Davedan further covenant and agree to execute a termination of said Lease in recordable form in accordance with the provisions of Section 4.2(b) of the Option Agreement following exercise of the Option by Strouse, Adler.

     H. The parties hereto hereby confirm that the Restrictive Covenant, the Escrow Agreement and the Specific Performance Agreement shall remain in full force and effect in accordance with their respective terms. The parties hereto hereby further acknowledge and agree that the amendments to the ESA Agreement and the Option Agreement effected hereby shall apply for all contextual purposes to all of the other Agreements. Without limiting the generality of the foregoing, the parties confirm that the Restricted Period for purposes of the Restrictive Covenant shall end upon the termination of both the ESA Agreement and the Option Agreement,

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 9

as such Agreements have been extended and otherwise amended hereby.

     I. The terms and provisions of Article VII of the ESA Agreement are herein incorporated by reference.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

PBS Enterprises Ltd.
Peter Blair Shalleck
Sandy Shalleck
Davedan Properties Ltd.
Maggie Manufacturing Co. 1997 Ltd.
Maggie Manufacturing Company Ltd.
September 17, 1997
Page 10

     Please indicate your agreement with and acceptance of the foregoing by signing in the space indicated below.

                              Very truly yours,

                              THE STROUSE, ADLER COMPANY


                              Paul McDonald
                              Chief Financial Officer
Agreed and accepted:

PBS ENTERPRISES LTD.

_______________________
By:
Its:

DAVEDAN PROPERTIES LTD.

_______________________
By:
Its:

MAGGIE MANUFACTURING COMPANY LTD.

_______________________
By:
Its:

MAGGIE MANUFACTURING CO. 1997 LTD.

_______________________
By:
Its:

_______________________                 _______________________
Peter Blair Shalleck                    Sandy Shalleck

                                   Exhibit A
                                   ---------

Option Agreement by and among Strouse, Adler, PBS, Davedan and Maggie I ("Option Agreement").

Exclusive Subcontracting Agreement by and among Strouse, Adler, PBS, Davedan and Maggie I ("ESA Agreement").

Restrictive Covenant Agreement by and among Strouse, Adler, PBS, Maggie I, Davedan, Peter and Sandy ("Restrictive Covenant").

Letter agreement by and among Strouse, Adler, Peter and Sandy ("Specific Performance Agreement").

Escrow Agreement by and among Strouse, Adler, PBS and Gartner & Bloom, P.C. as Escrow Agent ("Escrow Agreement").

Lease dated March 1, 1988 by and between Maggie I and Davedan ("Lease").

                                   Exhibit B
                                   ---------



             145                 BLK                 125.75
             145                 WHT                 125.75
             145                 BSH                 125.75
             162                 BLK                 146.30
             162                 WHT                 146.30
             164                 BLK                 120.25
             164                 CHP                 120.25
             173                 BLK                 111.50
             173                 WHT                 111.50
             173                 BSH                 111.50
             175                 BLK                 146.60
             183                 BLK                 132.50
             183                 WHT                 132.50
             192                 BLK                 127.00
             192                 WHT                 122.50
             192                 CHP                 122.50
             192D                BLK                 140.00
             192D                WHT                 135.50
             192D                CHP                 135.50
             193                 BLK                 137.25
             193                 WHT                 137.25
             193                 CHP                 137.25
             194                 BLK                 137.25
             195                 WHT                 137.25
             345                 BLK                 125.75
             345                 BSH                 125.75
             400                 BLK                 138.50
             400                 BRZ                 138.50
             410                 BLK                 166.00
             410                 WHT                 166.00
             462                 BLK                 153.00
             462                 WHT                 153.00
             490                 BLK                 152.70
             492                 BLK                 154.75
             492                 WHT                 154.75
             492                 CHP                 154.75
             495                 BLK                 167.25
             545                 BLK                 156.25
             545                 WHT                 156.25
             575                 BLK                 156.75
             575                 WHT                 156.75